UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EXPLORTEX ENERGY INC.
(Exact name of registrant as specified in charter)

NEVADA	1311	98-0489027
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

Suite 2410, 650 West Georgia Street, PO Box 11524
Vancouver, British Columbia, Canada, V6B 4N7
(604) 689-8336
Fax (604) 682-5564
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mr. Chris Cooper, President
Suite 2410, 650 West Georgia Street, PO Box 11524
Vancouver, British Columbia, Canada, V6B 4N7
(604) 689-8336
Fax (604) 682-5564
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Michael H. Taylor, Esq.
LANG MICHENER LLP
1500 Royal Centre, 1055 West Georgia Street
Vancouver, British Columbia V6E 4N7
Tel: 604-689-9111

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same
offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same o
ffering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1),(2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Shares of Common Stock, par Value $0.001 per share	1,100,000 shares	$0.075 per share	$82,500	$8.83

(1) Total represents (i) 500,000 shares of common stock issued in connection with a private placement transaction completed by the Registrant in January 2006; (ii) 500,000 shares of common stock issued in connection with a private placement transaction completed by the Registrant in April 2006 and (ii) 100,000 shares of common stock issued in connection with a private placement transaction completed by the Registrant in May 2006.
(2) In the event of a stock split, stock dividend or similar transaction involving the common shares of the Registrant in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.
(3) The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon the sales price of the Shares, being the most recent sales of shares of the Registrant’s common stock. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED <>, 2006

PROSPECTUS

EXPLORTEX ENERGY INC.

a Nevada Corporation

1,100,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 1,100,000 shares of common stock of Explortex Energy Inc. (“We” or “Explortex”) that may be offered and sold, from time to time, by the selling shareholders identified in this prospectus. These shares were purchased from us in three separate private placement transactions that completed in January, April and May of 2006, as described in this prospectus under “Selling Shareholders”.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate seeking sponsorship for the trading of our common stock on the National Association of Securities Dealers OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. The selling shareholders are required to sell our shares at $0.075 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from this offering.

The purchase of the securities offered through this Prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 7 through 11 before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is: <>, 2006

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PAGE

SUMMARY	5

RISK FACTORS	7

RISKS RELATED TO OUR BUSINESS	7
If we do not obtain additional financing, our business plan will fail	7
Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.	8
Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.	8
We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern	8
If our costs of participation in the Malcolm-Star well are greater than anticipated, then we will not be able to complete the exploration program for our Malcolm-Star well without additional financing, of which there is no assurance that we would be able to obtain	8
Because of the speculative nature of exploration drilling and because we only have sufficient financial resources to participate in the drilling of one exploration well, there is substantial risk that we will not achieve revenues and our business will fail	8
The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.	9
Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays, resulting in increased participation and operating costs for those exploration wells in which we participate.	9
Exploratory drilling involves many risks which may increase our participation expenses or result in us losing amounts that we have advanced in order to participate in any oil or gas well.	9
Because our executive officer has no formal training specific to the technicalities of oil and gas exploration, there is a higher risk that our business will fail	10
Because our executive officer has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.	10
RISKS RELATING TO OUR COMMON STOCK	10
We have not paid any dividends and do not foresee paying dividends in the future	10
There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.	10
Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.	11
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NADSD’s sales practice requirements, which may limit a stockholder's ability to buy and sell our stock	11

FORWARD-LOOKING STATEMENTS	12

USE OF PROCEEDS	12

DETERMINATION OF OFFERING PRICE	12

DILUTION	12

SELLING SHAREHOLDERS	12

PLAN OF DISTRIBUTION	17

LEGAL PROCEEDINGS	18

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	19

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our” or “Explortex” refers to Explortex Energy Inc. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to US dollars unless otherwise indicated.

Our Business

We are a natural resource exploration stage company engaged in the participation in the drilling of oil and gas properties in the United States.

On December 1, 2005, we entered into a non-exclusive participation agreement (the “PB Energy Participation Agreement”) with PB Energy USA Ltd. (“PB Energy”). PB Energy has the right to participate in certain wells to be drilled by Star of Texas Energy Services, Inc. (“Star of Texas Energy Services”). Star of Texas Energy Services has arranged with land owners and leaseholders for the rights to drill exploration wells in the Barnett Shale area of North Texas and has proposed to drill, as operator, one exploration well a month for twenty-four months. As operator, Star of Texas Energy Services retains a 25% working interest in each well that is to be drilled by it as operator. These rights are defined in the participation agreement to be entered into for each individual well drilled by Star of Texas Energy Services. Star of Texas Energy Services has the right to assign part or all of its 25% working interest to third parties.

The PB Energy Participation Agreement gives us the right, but not the obligation, to participate up to a maximum 25% working interest, subject to availability, in each exploration well to be drilled by Star of Texas Energy Services. In order to purchase each 1% working interest in a well, we are required to pay a project payment of approximately $35,000 per 1% working participation interest. This amount is based on an estimated gross cost for the horizontal drilling and completion attempt per well of $2,700,000 and the requirement under the individual well participation agreement that the 75% working interest participants are obligated to pay 100% of the actual drilling and completion costs. In aggregate, we have the option to acquire up to a 25% working interest in each well by paying up to 33.33% of all costs and expenses incurred for the joint account under the operating agreement respecting the drilling and completion of each well.

In May 2006, we elected to participate in our first exploration well with Star of Texas Energy Services pursuant the PB Energy Participation Agreement. We made a cash call payment of $35,532 for a 1% working interest in the Malcolm-Star #1H natural gas horizontal well (“Malcolm-Star”). Based on our 1% working interest, we are obliged to pay for 1.333% of the costs for drilling and completion of the well, but will only be entitled to receive a 1% revenue interest in the well.

The Malcolm-Star prospect consists of 211.8 acres in Wise County, Texas, a core gas area of the Barnett Shale of North Texas. Star of Texas Energy Services has access to seismic geological data which shows the area to be favorable for the drilling of a horizontal well. Star of Texas Energy Services commenced drilling the Malcolm-Star well on May 22, 2006. The well is to be drilled to a depth of 8,700 feet or to a depth to test the Barnett Shale, whichever is the lesser depth. The estimated cost of our proportionate share of the drilling and completion of this well is $35,532, which we have already advanced to Star of Texas Energy Services. We believe the results of the Malcolm-Star well will be available in eight to twelve weeks, being late summer of 2006. We plan to continue to participate in future exploration wells, subject to our achieving additional financing and subject to our determination to proceed based on the results of the Malcolm-Star well. There is no assurance that the Malcolm-Star well will be successful in discovering commercial quantities of gas from which production can be obtained. Gas pipeline infrastructure is approximately one mile from the well.

Our plan of operations is to participate in the Malcolm-Star exploration well to ascertain whether the well possesses commercial quantities of natural gas. At May 31, 2006, we had cash of $42,800 and working capital of $37,500. Accordingly, we have sufficient funds to enable us to participate in the Malcolm-Star exploration well to the extent of our 1% interest. We will, however, require additional financing in order to participate in the drilling of additional exploration wells. Even if we determine that our first exploration well is successful, there is no assurance that we will be able to obtain any additional financing to fund our continued exploration activities. We will not be able to determine whether or not our working interest in the Malcolm-Star well contains a commercially exploitable quantities of gas, until well has been drilled and completed and production testing has been completed.

We are considered an exploration or exploratory stage company as we are involved in the participation in the drilling of exploration wells that we believe may contain commercial quantities of oil and gas for the purpose of production and sale. We do not own any direct interest in any oil and gas property and there assurance that the exploration wells in which we participate will result in the establishment of proved oil or gas reserves or commercial production.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We only have sufficient financial resources available to participate in the Malcolm-Star well. If this well is not successful in generating revenues, then we will require additional financing in order to participate in the drilling of any future exploration wells under our PB Energy Participation Agreement with PB Energy. Even if we generate revenues from the Malcolm-Star well, revenues may not be sufficient to cover our ongoing operating costs. Accordingly, we will dependent on future additional financing in order to maintain our operations and continue our exploration activities.

We were incorporated under the laws of Nevada under the name Anacot Technologies. Our name was changed to Explortex Energy Inc. effective November 9, 2005.

Our principal offices are located at Suite 2410, 650 West Georgia Street, PO Box 11524, Vancouver, British Columbia, Canada V6B 4N7. Our telephone number is (604) 689-8336 and our fax number is (604) 682-5564.

The Offering

The Issuer:	Explortex Energy Inc.
The Selling Shareholders:

The selling shareholders consist of certain of our existing shareholders who purchased common shares from us in January, April and May of 2006 in three private placement transactions completed pursuant to Rule 903 of Regulation S of the Securities Act of 1933 (the “Securities Act”).

Shares Offered by the Selling Shareholders:

The selling shareholders are offering all of the 1,100,000 shares of our common stock acquired by the selling shareholders in the private placement transactions completed by us in January, April and May of 2006.

Offering Price

The selling shareholders will sell their shares of our common stock at a price of $0.075 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors.

Terms of the Offering

The selling shareholders will determine when and how they will sell the common stock offered in this prospectus. We will cover the expenses associated with the offering which we estimate to be approximately $20,000. Refer to “Plan of Distribution”.

Termination of the Offering	The offering will conclude when all of the 1,100,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from this offering. We will incur all costs associated with the filing of this registration statement and prospectus.
No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 3,100,000 shares of our common stock issued and outstanding as at July 4, 2006.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The following financial data has been derived from and should be read in conjunction with our audited financial statements for the years ended April 30, 2006 and 2005, together with the notes to our financial statements and the section of this prospectus entitled "Management's Discussion and Analysis and Plan of Operation":

Balance Sheets

	April 30, 2006	April 30, 2005
	(Audited)	(Audited)
Cash	$70,861	$187
Total Assets	$70,861	$187
Total Liabilities	$1,350	$456
Total Stockholders’ Equity (Deficit)	$69,511	$(269)

Statements of Operations

	From inception
	(March 25, 2004)	Year Ended	Year Ended
	to April 30, 2006	April 30, 2006	April 30, 2005
	(Audited)	(Audited)	(Audited)
Revenue	$-	$-	$-
Operating Expenses	$7,489	$5,220	$269
Net Loss	$7,489	$5,220	$269

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to our Business

If we do not obtain additional financing, our business plan will fail.

Our current operating funds are estimated to be sufficient to complete our participation obligations for our interest in the Malcolm-Star well, however, we will need to obtain additional financing in order to continue our business operations. As of May 31, 2006, we had cash on hand of $42,800 and working capital of $37,500. Our business plan calls for significant capital expenses if we continue to participate in exploration wells with Star of Texas Energy Services. Each 1% working interest we participate in is expected to costs us approximately $35,000. We will require additional financing in order to participate in further exploration wells. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market price of natural gas. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have only begun our business of participating in the drilling of oil and gas wells, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. We were incorporated on March 25, 2004, and to date have been involved primarily in organizational activities and evaluating resource projects. We have not earned any revenues and have not achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new resource exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of oil and gas properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completion of the drilling of the Malcolm-Star well, we anticipate that we will incur increased operating expenses without realizing any revenues. Even once drilling of the Malcolm-Star well is completed, there is no assurance that we will earn revenues from our working interest in the Malcolm-Star well. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue our exploration efforts, we will fail and you will lose your entire investment in this offering.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern

We have incurred a net loss of $7,489 for the period from March 25, 2004 (inception) to April 30, 2006, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the participation in the drilling of oil and gas properties. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended April 30, 2006. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

If our costs of participation in the Malcolm-Star well are greater than anticipated, then we will not be able to complete the exploration program for our Malcolm-Star well without additional financing, of which there is no assurance that we would be able to obtain.

We are participating in the drilling of the Malcolm-Star well. We have a 1% working interest in this well. The operator of the well, Star of Texas Energy Services, outlined a budget for leasing, drilling, completing and pipelining of the well. However, there is no assurance that our actual costs will not exceed the budgeted costs. Factors that could cause actual costs to exceed budgeted costs include increased prices due to competition for personnel and supplies during the drilling and completion of the well, unanticipated problems in completing the drilling program and delays experienced in completing the drilling program. Increases in exploration costs could result in us not being able to continue our participation in the drilling of the Malcolm-Star well without additional financing. There is no assurance that we would be able to obtain additional financing in this event.

Because of the speculative nature of exploration drilling and because we only have sufficient financial resources to participate in the drilling of one exploration well, there is substantial risk that we will not achieve revenues and our business will fail.

We are in the initial stages of participating in the drilling of an exploration oil and gas well. We cannot provide you with any assurance that the drilling of the exploration well will be successful and will eventually produce gas in sufficient quantities in order that we can earn revenues from our participation in the well. Further, our participation in the Malcolm-Star well is the only well in which we are currently participating in and is the only well in which we have the financial resources to participate. The search for oil and gas as a business is extremely risky and involves substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of gas. If we do not earn any revenues from our participation in the Malcolm-Star well, then we will not be able participate in the drilling of any other exploration wells unless we achieve additional financing. If we are unable to achieve this additional financing, then our business will fail.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered as a result of the drilling of the exploration wells in which we participate will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable. If gas prices decline, then any sales of gas from the Malcolm-Star well will decline, possibly to the point where our proportionate share of sales does not exceed our proportionate share of costs, such that we will not be entitled to any revenues from our working interest in the Malcolm-Star well.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays, resulting in increased participation and operating costs for those exploration wells in which we participate.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Increased expenses or capital outlays resulting from government regulation required to complete drilling of any wells in which we participate will increase our cost of participation in wells, thereby increasing the amount of additional financing we will require and decreasing the amount of revenues, if any, that we are able to achieve from production of gas from exploration wells in which we participate.

Exploration activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of drilling operations or increase the costs of drilling operations, with the result that our cost of participating in exploration wells may increase and the amount of revenues that we achieve from production, if any, may decrease.

In general, our exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, the drilling activities on the wells in which we participate are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Increased expenses resulting from compliance with environmental regulations will increase the amount of additional financing we will require and decrease the amount of revenues, if any, that we are able to achieve from production of gas from exploration wells in which we participate.

Exploratory drilling involves many risks which may increase our participation expenses or result in us losing amounts that we have advanced in order to participate in any oil or gas well.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. The occurrence of any of these risks could result in unanticipated costs being incurred by the operator of the well, with the result that we may have to pay additional unanticipated amounts under our participation obligation for exploration wells in which we participate. Further, the occurrence of these risks could result in the abandonment of any well in which we participate, with the result that we will not be able to recover any amounts that we have advanced in order to participate in any well.

Because our executive officer has no formal training specific to the technicalities of oil and gas exploration, there is a higher risk that our business will fail.

Our executive officer has no formal training as a geologist, petroleum engineer or in the technical aspects of management of an oil and gas exploration company. As a result of this inexperience, there is a higher risk of our being unable to successfully complete our business plan to participate in the drilling of oil and gas exploration wells. With no direct training in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. Our decisions and choices may not take into account standard engineering or managerial approaches oil and gas exploration companies. Consequently, the lack of training of our management in this industry could result in management making decisions that could result in a reduced likelihood of our being able to participate in the drilling of successful oil and gas exploration wells with the result that we would not be able to achieve revenues or raise further financing to continue exploration activities. In addition, we will have to rely on the technical services of others with expertise in oil and gas exploration in order for us to carry our planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in this offering.

Because our executive officer has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our executive officer is spending approximately fifteen hours per week of his business time on providing management services to us. While our executive officer presently possesses adequate time to attend to our interests, it is possible that the demands on him from his other obligations could increase, with the result that he would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Risks Relating to Our Common Stock

We have not paid any dividends and do not foresee paying dividends in the future.

Payment of dividends on our common stock is within the discretion of the board of directors and will depend upon our future earnings, our capital requirements, financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 35% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NADSD’s sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the market price of gold and copper, availability of funds, government regulations, operating costs, exploration costs, outcomes of exploration programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, our participation in the drilling and completion of the Malcolm-Star well, our planned participation in exploration wells, availability of funds, operating costs and possible production from wells. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling shareholders. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below in the sections of this prospectus entitled “Selling Shareholders” and “Plan of Distribution”. We will however incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The offering price of $0.075 per share of our common stock was determined arbitrarily based on the last sales price of our most recent private offering of common stock, which was $0.075 per share. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 1,100,000 shares of common stock offered through this prospectus. The selling shareholders acquired the 1,100,000 shares of common stock offered through this prospectus from us in the following transactions:

1.

The selling shareholders acquired 500,000 shares of our common stock from us at a price of $0.075 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on January 24, 2006.

2.

The selling shareholders acquired 500,000 shares of our common stock from us at a price of $0.075 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on April 28, 2006.

3.

The selling shareholders acquired 100,000 shares of our common stock from us at a price of $0.075 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on May 18, 2006.

The following table provides, as of July 4, 2006, information regarding the beneficial ownership of our common stock by each of the selling shareholders, including:

1.	the number of shares owned by each selling shareholder prior to this offering;

2.	the total number of shares that are to be offered by each selling shareholder;

3.	the total number of shares that will be owned by each selling shareholder upon completion of the offering; and

4.	the percentage owned by each selling shareholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling shareholders. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling shareholders. Except as described below and to our knowledge, the named selling shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	selling	be owned upon	upon
Name of selling	prior to this	shareholders	completion of	completion of
Shareholder	offering(2)	account	this offering	this offering(1), (2)

Bader, Michael	20,000	20,000	-0-	-0-

Bell, Alicia (3)	10,000	10,000	-0-	-0-

Bell, Ariana (3)	10,000	10,000	-0-	-0-

Bertelson, Glen	10,000	10,000	-0-	-0-

Burgart, Allan (4)	20,000	20,000	-0-	-0-

Burgart, Brad (5)	20,000	20,000	-0-	-0-

Burgart, Donna (5)	20,000	20,000	-0-	-0-

Burgart, Meredith (4)	20,000	20,000	-0-	-0-

Cooper, Robert J. (6)	100,000	100,000	-0-	-0-

Fonseca, Kori (7)	10,000	10,000	-0-	-0-

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	selling	be owned upon	upon
Name of selling	prior to this	shareholders	completion of	completion of
Shareholder	offering(2)	account	this offering	this offering(1), (2)

Fonseca, Milton (7)	20,000	20,000	-0-	-0-

Gusdal, Shayne (8)	10,000	10,000	-0-	-0-

Hanas, Richard (9)	20,000	20,000	-0-	-0-

Hanas, Sky (10)	20,000	20,000	-0-	-0-

Hanas, Todd (9)(10)	20,000	20,000	-0-	-0-

Karpenko, Anna	10,000	10,000	-0-	-0-

Kojima, Trevor	20,000	20,000	-0-	-0-

Lee, D. Barry (11)	100,000	100,000	-0-	-0-

Lee, Donna (12)	20,000	20,000	-0-	-0-

Lee, M. Robert (11)	100,000	100,000	-0-	-0-

Lee, Robert E. (11)(12)	20,000	20,000	-0-	-0-

Matthews, Mark	10,000	10,000	-0-	-0-

McGrath, Heather (13)	100,000	100,000	-0-	-0-

McGrath, Patrick (13)	100,000	100,000	-0-	-0-

Ormandy, Lynn	20,000	20,000	-0-	-0-

Patychuk, Gregory (14)	20,000	20,000	-0-	-0-

Rooke, Angela (15)	20,000	20,000	-0-	-0-

Rooke, Brian (16)(17)	20,000	20,000	-0-	-0-

Rooke, Heidi (16)(17)	20,000	20,000	-0-	-0-

Rooke, Nathan (15)(16)(17)	20,000	20,000	-0-	-0-

Rooke, Shirley (16)(17)	20,000	20,000	-0-	-0-

Rooke, Vicki (16)	20,000	20,000	-0-	-0-

Sellers, Leslie (14)	20,000	20,000	-0-	-0-

Siska, Ivana (8)	10,000	10,000	-0-	-0-

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	selling	be owned upon	upon
Name of selling	prior to this	shareholders	completion of	completion of
Shareholder	offering(2)	account	this offering	this offering(1), (2)

Smith, Betty (18)	10,000	10,000	-0-	-0-

Smith, Lisa (19)(20)	20,000	20,000	-0-	-0-

Smith, Robert E. (18)	10,000	10,000	-0-	-0-

Smith, Robert (19)(20)	20,000	20,000	-0-	-0-

Smith, Samantha (20)	20,000	20,000	-0-	-0-

Tuomola, Heikki	20,000	20,000	-0-	-0-

Footnotes:

(1)       Based on 3,100,000 shares of our common stock issued and outstanding as of July 4, 2006.

(2)       Beneficial ownership if calculation under Rule 13d-3 of the Exchange Act. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)       Ariana Bell, the owner of 10,000 shares of our common stock, is the sister of Alicia Bell, the owner of 10,000 shares of our common stock. Each of these shareholders has no beneficial ownership interest in the other party’s respective shareholdings.

(4)       Allan Burgart, the owner of 20,000 shares of our common stock, is the husband of Meredith Burgart, the owner of 20,000 shares of our common stock.

(5)       Brad Burgart, the owner of 20,000 shares of our common stock, is the husband of Donna Burgart, the owner of 20,000 shares of our common stock, and the adult son of Allan and Meredith Burgart, each of whom are the owners of 20,000 shares of our common stock. Brad Burgart has no beneficial ownership interest in either Allan Burgart or Meredith Burgart’s respective shareholdings. Allan Burgart and Meredith Burgart have no beneficial ownership interest in Brad Burgart’s shareholding.

(6)       Robert J. Cooper, the owner of 100,000 shares of our common stock, is the father of Chris Cooper, our sole executive officer and director.

(7)       Kori Fonseca, the owner of 10,000 shares of our common stock, is the wife of Milton Fonseca, the owner of 20,000 shares of our common stock.

(8)       Shayne Gusdal, the owner of 10,000 shares of our common stock, is the husband of Ivana Siska, the owner of 10,000 shares of our common stock.

(9)       Richard Hanas, the owner of 20,000 shares of our common stock, is the father of Todd Hanas, the owner of 20,000 shares of our common stock. Each of these shareholders has no beneficial ownership interest in the other party’s respective shareholdings.

(10)       Sky Hanas, the owner of 20,000 shares of our common stock, is the wife of Todd Hanas, the owner of 20,000 shares of our common stock.

(11)       D. Barry Lee, the owner of 100,000 shares of our common stock, is the adult son of Robert E. Lee, the owner of 20,000 shares of our common stock, and the brother of M. Robert Lee, the owner of 100,000 shares of our common stock. Each of these shareholders has no beneficial ownership interest in the other party’s respective shareholdings. D. Barry Lee and Chris Cooper, our sole executive officer and director, are both directors of Lagasco Corp. and Watch Resources Ltd., each of which is a Canadian public company traded on the TSX Venture Exchange (TSXV). Additionally, D. Barry Lee is a former member of the board of directors of both Benchmark Energy Ltd. and Choice Resources Corp., which are TSXV-listed companies of which Chris Cooper is presently a director.

(12)       Robert E. Lee, the owner of 20,000 shares of our common stock, is the husband of Donna Lee, the owner of 20,000 shares of our common stock.

(13)       Heather McGrath, the owner of 100,000 shares of our common stock, is the wife of Patrick McGrath, the owner of 100,000 shares of our common stock.

(14)       Gregory Patychuk, the owner of 20,000 shares of our common stock, is the husband of Leslie Sellers, the owner of 20,000 shares of our common stock.

(15)       Angela Rooke, the owner of 20,000 shares of our common stock, is the wife of Nathan Rooke, the owner of 20,000 shares of our common stock.

(16)       Brian Rooke, the owner of 20,000 shares of our common stock, is the husband of Vicki Rooke, the owner of 20,000 shares of our common stock. Brian Rooke is also the adult son of Shirley Rooke, the owner of 20,000 shares of our common stock, and the brother of Heidi Rooke and Nathan Rooke, each of whom are the owners of 20,000 shares of our common stock. Neither Brian Rooke, Shirley Rooke, Heidi Rooke nor Nathan Rooke has a beneficial ownership interest in the other party’s respective shareholdings.

(17)       Heidi Rooke, the owner of 20,000 shares of our common stock, is the adult daughter of Shirley Rooke, the owner of 20,000 shares of our common stock, and the sister of Brian Rooke and Nathan Rooke, each of whom are the owners of 20,000 shares of our common stock. Each of these shareholders has no beneficial ownership interest in the other party’s respective shareholdings.

(18)       Betty Smith, the owner of 10,000 shares of our common stock, is the husband of Robert E. Smith, the owner of 10,000 shares of our common stock. Robert E. Smith was a director of Choice Resources Corp. from March 2001 to October 2003. Chris Cooper, our sole executive officer and director, is presently a director of Choice Resources Corp., and was so while Robert E. Smith was a member of the board of directors of that company.

(19)       Lisa Smith, the owner of 20,000 shares of our common stock, is the wife of Robert Smith, the owner of 20,000 shares of our common stock. Lisa Smith is also the mother of Samantha Smith, the owner of 20,000 shares of our common stock. Neither Lisa Smith nor Samantha Smith has a beneficial ownership interest in the other party’s respective shareholdings.

(20)       Samantha Smith, the owner of 20,000 shares of our common stock, is the adult daughter of Lisa and Robert Smith, each of whom is the owner of 20,000 shares of our common stock. Samantha Smith has no beneficial ownership interest in either Lisa Smith or Robert Smith’s respective shareholdings. Lisa Smith and Robert Smith have no beneficial ownership interest in Samantha Smith’s shareholding.

Because a selling shareholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling shareholder or as to the number of common shares that will be held by a selling shareholder upon the termination of such offering.

PLAN OF DISTRIBUTION

Timing of Sales

The selling shareholders may offer and sell the shares covered by this prospectus at various times. The selling shareholders will act independently of Explortex in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling shareholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The selling shareholders will sell their shares at an offering price of $0.075 per share until our shares are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling shareholders to the public may be:

1.	The market price prevailing at the time of sale;

2.	A price related to such prevailing market price; or

3.	Such other price as the selling shareholders determine from time to time.

Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivative;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

The selling shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $20,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of July 4, 2006 are as follows:

Director:

Name of Director	Age

Chris Cooper	36

Executive Officer:

Name of Director	Age	Office

Chris Cooper	36	President, Secretary and Treasurer

The following describes the business experience of our director and executive officer, including other directorships held in reporting companies:

Chris Cooper is and has been our sole director, president, secretary and treasurer since inception, March 25, 2004. Mr. Cooper has over ten years of experience in both the domestic and international oil and gas industries. Mr. Cooper received his B.A. from Hofstra University and his M.B.A. from Dowling College, both in New York State.

A description of Mr. Cooper’s business experience is presented below:

Name of Company	Dates	Description
Banks Energy Inc.	March 2000 to October 2005

Co-founder and director of Banks Energy Inc. ("Banks"), since March 2000. Banks was a Canadian company listed on the TSX Venture Exchange with several producing oil wells in Saskatchewan, Canada. Banks was acquired by Arapahoe Energy Corporation in October 2005.

Benchmark Energy Corp.	February 2002 to Present	Director of Benchmark Energy Corp., a Canadian company listed on the TSX Venture Exchange, exploring for oil and gas in northern Africa.
Choice Resources Corp.	August 2000 to Present	Co-founder and director of Choice Resources Corp., a Canadian company listed on the TSX Venture Exchange that produces natural gas in Alberta, Canada.
Copacabana Capital Limited	February 2004 to Present	Director of Copacabana Capital Limited, a computer rental and leasing company listed on the TSX Venture Exchange.
CounterPath Solutions, Inc.	August 2005 to Present

Director of CounterPath Solutions, Inc., a developer of award-winning, high-quality, carrier- grade VoIP (Voice over IP) and Video over IP SIP softphones for service providers, cable operators, Internet telephony service providers, IP PBX manufacturers and OEMs. The Company is listed on the OTCBB.

Healthscreen Solutions Inc.	September 1999 to present

Director of Healthscreen Solutions Inc. from September 1999 to the present. Healthscreen is a Canadian company listed on the TSX Venture Exchange that develops software for use in the medical industry.

Lagasco Corp.	December 2003 to Present	President and director of Lagasco Corp., a Canadian company listed on the TSX Venture Exchange that produces natural gas in Alberta, Canada.
Styles Management Ltd.	January 1995 to Present	President and Chief Executive Officer of Styles Management Ltd., a private business management company, from January 1995 to present.

Name of Company	Dates	Description
Trinity Ventures Ltd.	May 1999 to September 2002	Founder, president and a director of Trinity Ventures Ltd., a company previously listed on the TSX Venture Exchange. Trinity was acquired by Banks Energy Inc. in September 2002.
Watch Resources Ltd.	December 1999 to Present	Director of Watch Resources Ltd. (Watch), a Canadian company listed on the TSX Venture Exchange with oil and gas projects in Alberta and British Columbia, Canada, from August 2000 to the present.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officer and director described above.

Committees of the Board Of Directors

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, our board of directors is considering establishing various committees during the current fiscal year.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.       any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.       any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.       being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.       being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of May 31, 2006 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our officers, and (iv) our officers and directors as a group. Each shareholder listed possesses sole voting and investment power with respect to the shares shown.

	Name and address	Amount and nature
Title of class	of beneficial owner	of beneficial owner	Percentage of class

Directors and
Officers

Common Stock	Chris Cooper	2,000,000 shares	64.5%
	Suite 2410, 650 West Georgia St.
	PO Box 11524
	Vancouver, BC, Canada
	V6B 4N7

Common Stock	All executive officers and directors as a	2,000,000 shares	64.5%
	group (one person)

5% Shareholders

Common Stock	Patrick and Heather McGrath	200,000 shares (3)	6.5%
	306 West 11th Avenue
	Vancouver, BC, Canada
	V5Y 1T2

(1)      The percentage of class is based on 3,100,000 shares of common stock issued and outstanding as of May 31, 2006.

(2)       Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)       Of these shares, 100,000 shares are held by Patrick McGrath and 100,000 shares are held by Heather McGrath.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 75,000,000 shares of common stock, with a par value of $0.001 per share. As of May 31, 2006, there were 3,100,000 shares of our common stock issued and outstanding held by 41 shareholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor. See “Dividend Policy.”

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase our securities. We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue such convertible or exchangeable securities in the future.

Nevada Anti-Takeover Laws

The Nevada Revised Statutes Sections 78.378 through 78.3793, under certain circumstances, place restrictions upon the acquisition of a controlling interest in a Nevada corporation, including the potential requirements of shareholder approval and the granting of dissenters’ rights in connection with such an acquisition. These provisions could have the effect of delaying or preventing a change in control of our company.

EXPERTS

The financial statements included in this prospectus and registration statement have been audited by Peterson Sullivan PLLC, Certified Public Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on March 25, 2004 under the laws of the state of Nevada under the name Anacot Technologies Inc. On the date of our incorporation, we appointed Chris Cooper as our President, Secretary, Treasurer and director. Mr. Cooper is our promoter. Mr. Cooper participated in the initial private placement of our securities on May 26, 2004, purchasing 2,000,000 shares at a price of $0.001 per share. Additional, transactions in which Mr. Cooper has had an interest in are described in detail below under the heading “Certain Relationships and Related Transactions.”

On November 9, 2005, we changed our name to Explortex Energy Inc.

DESCRIPTION OF BUSINESS

Overview

We are a natural resource exploration stage company engaged in the participation in the drilling of oil and gas properties in the United States. We have acquired a 1% working interest in an exploration well to be drilled by Star of Texas Energy Services. We acquired this working interest through our PB Energy Participation Agreement with PB Energy. We do not conduct any independent oil and gas exploration, other than through our participation in wells to be drilled by Star of Texas Energy Services, as operator, under the PB Energy Participation Agreement.

We are considered an exploration or exploratory stage company as we are involved in the participation in the drilling of exploration wells that we believe may contain commercial quantities of oil and gas for the purpose of production and sale. We do not own any direct interest in any oil and gas property and there are no assurances that the exploration wells in which we participate will result in the establishment of proved oil or gas reserves or commercial production.

PB Energy Participation Agreement

On December 1, 2005, we entered into a non-exclusive participation agreement (the “PB Energy Participation Agreement”) with PB Energy USA Ltd. (“PB Energy”).

PB Energy has the right to participate in certain wells to be drilled by Star of Texas Energy Services, Inc. (“Star of Texas Energy Services”). Star of Texas Energy Services has proposed to drill one exploration well a month for twenty-four months in the Barnett Shale area of North Texas. Star of Texas Energy Services is a privately held

Texas based company whose primary focus is the exploration and production of domestic natural gas. Initially, operations had been in conventional gas reservoirs with three dimensional seismic projects along the Texas Gulf Coast and South Texas. Since mid-2001, Star has been pursuing non-conventional gas reserve development in the Barnett Shale gas trend of North Texas and has drilled over 60 wells in the Barnett Shale. Star of Texas Energy Services has arranged with land owners and leaseholders for the rights to drill exploration wells in the Barnett Shale area of North Texas and has proposed to drill, as operator, one exploration well a month for twenty-four months. As operator, Star of Texas Energy Services retains a 25% working interest in each well that is to be drilled by it as operator. These rights are defined in the participation agreement to be entered into for each individual well drilled by Star of Texas Energy Services.

The PB Energy Participation Agreement gives us the right, but not the obligation, to participate up to a maximum 25% working interest, subject to availability, in each exploration well to be drilled by Star of Texas Energy Services. In order to purchase each 1% working interest in a well, we are required to pay a project payment of approximately $35,000 per 1% working participation interest. This amount is based on an estimated gross cost for the horizontal drilling and completion attempt per well of $2,700,000 and the requirement under the participation agreement that the 75% working interest participants are obligated to pay 100% of the actual drilling and completion costs. In aggregate, we have the option to acquire up to a 25% working interest in each well by paying up to 33.33% of all costs and expenses incurred for the joint account under the operating agreement respecting the drilling and completion of each well.

We committed in the PB Energy Participation Agreement to participate in the drilling of one well. We have met this commitment by electing to participate in the Malcolm-Star well, as described below.

We will be required to pay in advance for our proportion share in the cost of drilling and participation in any well pursuant to an authorization for expenditure that will be delivered to us by the operator. The authorization for expenditures sets forth the operator’s good faith estimate of the costs of the well, and we are required to pay for our proportionate cost to the extent of our working interest prior to commencement of drilling. This amount represents projected costs of drilling and completion of the well, but does not include casing of the well.

Participation in the drilling and completion of a well will cover the cost of drilling and completion to an “objective depth”. Once the well has been drilled to the objective depth, we will have to elect, upon receiving all information available in respect of the well, to participate in the setting of production casing for and completion of the well. If we participate in the casing and completion of the well, then we will be required to pay a proportion of this expense based upon our proportionate working interest, subject to the 25% carried interest of Star of Texas Energy Services. If we do not elect to participate, then we will be subject to those penalties set forth in the Operating Agreement. If all parties with an interest in a well elect to abandon the well, then we will pay our working interest share of all costs associated with plugging and abandoning the well.

All operations of any well will be conducted in accordance with the terms and provisions of the Operating Agreement. Star of Texas Energy Services is designated as the operator for the well, and is entitled to receive all revenues due to the owners of the working interests in each well and to deduct operating and other expenses from the revenue prior to the distribution of the revenues. Star of Texas Energy Services, as operator, also has the right to enter into gas purchase contracts binding the working interest owners on terms and conditions deemed reasonable by Star of Texas Energy Services.

As operator, Star of Texas Energy Services has the sole right and discretion, at any time and for any reason, to substitute re-entry or drill site locations and/ or refuse to re-enter and drill any well. In the event of substitution, the funds for such well that have been contributed will be used for the purposes of re-entering or drilling and possibly completing the substitute well or wells. In the event that the operator decides not to re-enter and drill a well and does not substitute a well or wells, the operator is required to return the funds we have contributed to us, after all cost overages have been paid.

The term of the PB Energy Participation Agreement is for a period of two years.

The Malcolm Star Well

In May 2006, we elected to participate in our first exploration well with Star of Texas Energy Services, pursuant the Participation Agreement. This initial well is the Malcolm-Star #1H natural gas horizontal well (“Malcolm-Star”). Our participation is being made pursuant to a participation agreement for the Malcolm-Star well that we have entered into with Star of Texas Energy Services, as operator of the well (the “Malcolm-Star Participation Agreement”). Under this agreement, we have purchased a 1% working interest in the Malcolm-Star well based on a cost of

$35,532 per 1% working interest. The current gross net revenue interest percentage for the well is 75%, being the amount of revenue interest in which the owners of the working interest are entitled to participate. Based on our 1% working interest, we are obliged to pay for 1.333% of the costs for drilling and completion of the well, but will only be entitled to receive a 1% revenue interest in the well. In exchange for our purchase of the working interest, Star of Texas Energy Services has agreed to attempt to drill the well and, if warranted, make a completion attempt of the well. If the completion attempt is successful and commercial production of gas is achieved, we will bear 1% of the monthly operating expenses associated with producing the well. These operating expenses will include a $500 per month fee paid to Star of Texas Energy Services per well. The Malcolm-Star Participation Agreement incorporates an operating agreement between us and Star of Texas Energy Services that will supersede and replace the participation agreement in the event that the well is successfully completed.

We have completed the cash payment of $35,532 for a 1% working interest in the Malcolm-Star #1H natural gas horizontal well. The Malcolm-Star prospect consists of 211.8 acres in Wise County, Texas, a core gas area of the Barnett Shale of North Texas. Star of Texas Energy Services has access to seismic geological data which shows the area to be favorable for a horizontal well. Star of Texas Energy Services commenced drilling the Malcolm-Star well on May 22, 2006. The well is to be drilled to a depth of 8,700 feet or to a depth to test the Barnett Shale, whichever is the lesser depth. The estimated cost of this exploration program is $35,532, which we have already advanced to Star of Texas Energy Services. We believe the results of the Malcolm-Star well will be available in eight to twelve weeks, being late summer of 2006. We plan to continue to participate in future exploration wells, subject to our achieving additional financing and subject to our determination to proceed based on the results of the Malcolm-Star well. There is no assurance that the Malcolm-Star well will be commercial feasible. Gas pipeline infrastructure is approximately one mile from the well.

Our estimated cost of this well to completion is $35,532, which we have already advanced to Star. At May 31, 2006, we had cash of $42,800 and working capital of $37,500. Accordingly, we have sufficient funds to enable us to complete the first well of our exploration program. We will, however, require additional financing in order to complete additional exploration wells. Even if we determine that our first exploration well is successful, there is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

The Malcolm-Star well does not contain any proved oil and gas reserves. Exploration is being carried out on this well with the objective of ascertaining whether the well will produce commercially saleable quantities of natural gas. Continued exploration will be contingent upon the results of our Malcolm-Star exploration well and our ability to raise additional financing in order to proceed with additional wells in the Barnett Shale. There is no assurance that we will be able to obtain any additional financing to fund our exploration activities.

Additional Wells

Our Participation Agreement with PB Energy contemplates the drilling of approximately 24 exploration wells in the Wise, Denton and Jack Counties in the State of Texas over the two year term of the agreement at a rate of one well per month. The location and timing of any additional wells will be at the discretion of Star of Texas Energy Services, as the operator of the wells. Any decision made by us not to participate in any proposed well will have no impact on our right to participate in any subsequent wells

BARNETT SHALE, TEXAS

The properties that will be the subject of drilling under the participation agreements are generally located in the Wise, Denton and Jack Counties in the State of Texas. We do not own any interest in any property and any working interest that we acquire will not provide us with any rights of ownership of any property. Star of Texas Energy Services has acquired the rights to drill certain properties located in these areas pursuant to agreements with the property owners. We are not party to any agreements between Star of Texas Energy Services and the property owners.

The Barnett Shale trend was pioneered by Mitchell Energy starting in 1981. Commercialization of the project was slow to occur until the application of large water fracturing stimulations at the Newark East Field in 1997. A second technology breakthrough occurred with the application of horizontal wells and selective stimulations. The Barnett Shale trend is the largest gas field in Texas with the productive limits being expanded as the eighty plus active drilling rigs deliver new insights and understanding to the area operators. We entered into the Barnett Shale trend through our participation agreement with PB Energy and have since acquired a 1% working interest in the Malcolm-Star well located in the Barnett Shale in Wise Count, Texas.

Location of Malcolm-Star Well

Competitors

In the Barnett Shale area located in the Greater Fort Worth Basin of Texas, we compete with a number of larger well known oil and gas exploration companies such as Burlington Resources, Devon Energy, EOG Resources, Encana, Murphy Oil and Quicksilver Resources. Each of these companies has significant financial resources as well as specialized engineering expertise in the area which makes them formidable competitors. Due to the area’s significant potential upside, the Barnett Shale has recently attracted a great deal of interest from numerous other companies and it is expected that the competition for land, personnel and equipment will become more intense over the months and years ahead.

Government Regulations

Drilling of oil and gas wells in the United States is subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production. Operations are or will be also subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas that may be produced from wells in which we participate and to limit the number of wells or the locations that may drilled and in which we may participate..

As a participant in the drilling of exploration wells, our business is affected by numerous laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. Failure of the operator of wells in which we participate to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could increase the costs of exploration for and production of oil and gas. These increased costs are passed on to us by the operator of the wells in accordance with our obligations to bear a proportionate share of these costs under our participation agreements. Increased costs could reduce our ability to participate in the drilling and completion of additional wells and could reduce the overall profitability of wells in which we participate where the production stage is achieved and sales revenues are earned.

Environmental Regulations

Operations on properties in which we have an interest are subject to extensive federal, state and local environmental laws that regulate the discharge or disposal of materials or substances into the environment and otherwise are intended to protect the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil and criminal penalties and in some cases injunctive relief for failure to comply.

Some laws, rules and regulations relating to the protection of the environment may, in certain circumstances, impose “strict liability” for environmental contamination. These laws render a person or company liable for environmental and natural resource damages, cleanup costs and, in the case of oil spills in certain states, consequential damages without regard to negligence or fault. Other laws, rules and regulations may require the rate of oil and gas production to be below the economically optimal rate or may even prohibit exploration or production activities in environmentally sensitive areas. In addition, state laws often require some form of remedial action, such as closure of inactive pits and plugging of abandoned wells, to prevent pollution from former or suspended operations.

We will rely on the operator of wells in which we participate to comply with all environmental laws in carrying out the drilling and completion of exploration wells and bringing any wells into production. To the extent that increased expenses are incurred to comply with environmental regulation, these costs will be passed on to us by the operators of the wells in accordance with our obligations under our participation agreements for the wells. Increased costs could reduce our ability to participate in the drilling and completion of additional wells and could reduce the overall profitability of wells in which we participate where the production stage is achieved and sales revenues are earned.

Legislation has been proposed in the past and continues to be evaluated in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as “hazardous wastes.” This reclassification would make these wastes subject to much more stringent storage, treatment, disposal and clean-up requirements, which could have a significant adverse impact on operating costs. Initiatives to further regulate the disposal of oil and gas wastes are also proposed in certain states from time to time and may include initiatives at the county, municipal and local government levels. These various initiatives could have a similar adverse impact on operating costs.

Employees

As of the date of this prospectus, we do not have any employees other than Mr. Chris Cooper, our sole executive officer.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

REPORTS TO SECURITY HOLDERS

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register our common stock under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

DESCRIPTION OF PROPERTIES

Our executive offices are located at Suite 2410, 650 West Georgia Street, Vancouver, British Columbia, Canada. Mr. Chris Cooper, our president, currently provides this space to us free of charge. This space may not be available to us free of charge in the future.

We also have a 1% working interest in the Malcolm-Star well located in Wise County, Texas, as described above under “Description of Business”.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for continued exploration:

1.       We are participating in a 1% working interest in the Malcolm-Star well in the Barnett Shale. We have advanced $35,532 to the operator of the well which is estimated to cover our 1% working interest in the costs to lease, drill, complete and pipeline the well. The total cost of the well is estimated at $2,665,000. The drilling of the Malcolm-Star well commenced on May 22, 2006 and we expect the results in eight to twelve weeks.

2.       If warranted by the results of the Malcolm-Star well, but not conditional, we intend to participate in working interests in further exploration wells in the Barnett Shale as proposed under the PB Energy Participation Agreement. We would likely proceed with a further 1% working interest in a well in the Barnett Shale as evaluated by Star of Texas Energy Services, subject to us having sufficient financing. We expect the costs of the 1% working interest in the well to be approximately $35,000. We anticipate that we will have to raise additional funding in order to participation in new exploration wells. If we obtain the necessary financing, we anticipate that we could participate in a second well to be drilled during the summer or fall of 2006 and would take approximately eight to twelve weeks to complete.

3.       We anticipate spending approximately $1,500 in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $18,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees and general office expenses.

4.       We anticipate spending approximately $20,000 in completing this offering. These expenses will consist primarily of professional fees relating to the completion of this offering.

As at May 31, 2006, we had cash reserves of $42,800 and working capital of $37,500. We anticipate that our cash and working capital will be sufficient to enable us to pay for our participation obligations for the Malcolm-Star well and to pay for the costs of this offering and our general and administrative expenses for the next twelve months. However, our ability to participate in further exploration wells will be subject to us obtaining additional financing as these expenditures will exceed our cash and working capital reserves.

During the twelve month period following the date of this registration statement, we may or may not generate any revenue dependent on the success of our 1% working interest in the Malcolm-Star well. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will likely not be an alternative for funding additional exploration wells as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund participation in additional exploration wells. In the absence of such financing, we will not be able to continue exploration and our business plan will fail. Even if we are successful in obtaining equity financing to fund additional exploration wells, there is no assurance that we will obtain the funding necessary to pursue any further exploration following the completion of the Malcolm-Star well. If we do not continue to obtain additional financing, we will not be able to continue with our exploration plan.

RESULTS OF OPERATIONS

In the following discussions, references to 2006 are to our fiscal year ended April 30, 2006 and references to 2005 are to our fiscal year ended April 30, 2005.

Revenues

We have had no operating revenues since our inception on March 25, 2004 through to the year ended April 30, 2006. We anticipate that we will not generate any revenues unless our participation in the Malcolm-Star well is successful and production of natural gas is achieved.

General and Administrative Expenses

Our general and administrative expenses for 2006 and 2005 are summarized below:

	Year Ended April 30, 2006	Year Ended April 30, 2005
General and administrative expenses
Bank Charges	$ 87	$ 64
Professional Fees	4,671	-
Filing Fees	462	205
Total general and administrative expenses	$ 5,220	$ 269

Professional fees incurred during 2006 were incurred in connection with our completion of a financing in January and April 2006 and our preparation for filing this registration statement with the Securities and Exchange Commission. We did not incur any professional fees during 2005 as we were not actively raising capital during this year. We anticipate that our professional expenses will increase as we complete the process of filing our registration statement with the Securities and Exchange Commission and complete the process of becoming a reporting company under the Securities Exchange Act of 1934.

Filing fees represented amounts paid to keep our corporation in good standing with State regulators.

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $70,861 and working capital of $69,511 at April 30, 2006, compared to cash of $187 and a working capital deficit of $269 at April 30, 2005.

Plan of Operations

We estimate that our total expenditures over the next twelve months will be approximately $73,500, as outlined above under the heading “Plan of Operations”. We anticipate that our cash and working capital will be sufficient to enable us to participate in the Malcolm-Star exploration well and to pay for the costs of this offering and our general and administrative expenses for the next twelve months. However, our ability to participate in further exploration wells will be subject to us obtaining adequate financing as these expenditures will exceed our cash reserves. We anticipate that our cash and working capital will be sufficient to enable us to sustain our operations for the next twelve months, provided that we do not participate in any additional exploration wells during this period. If we determine to proceed with participation in any additional exploration wells during this period, then we will require additional financing.

Cash Used in Operating Activities

Cash used in operating activities was $3,870 for 2006, compared with cash used in operating activities of $269 for 2005. The increase in cash used in operating activities reflects the increase in the net loss from $269 in 2005 to $5,220 in 2006. We anticipate that cash used in operating activities will increase during the next year, as discussed under “Plan of Operations”.

Cash from Financing Activities

We have funded our business to date primarily from sales of our common stock. From our inception, on March 25, 2004, to April 30, 2006, we have raised a total of $77,000 from private offerings of our securities. Gross proceeds from the sale of shares of our common stock during 2006 totalled $75,000, compared to no such proceeds in 2005. Subsequent to the year ended April 30, 2006, we raised an additional $7,500 from a private offering of our securities.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of additional wells and our venture will fail.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned exploration activities.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Investment in Oil and Gas Properties

We utilize the full cost method to account for our investment in oil and gas properties. Accordingly, all costs associated with acquisition and exploration of oil and gas reserves, including such costs as leasehold acquisition costs, interest costs relating to unproved properties, geological expenditures and direct internal costs are capitalized into the full cost pool. As of April 30, 2006, we had no oil and gas properties. When we obtain proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future exploration of unproved properties is determined uneconomical, the amounts of such properties are added to the capitalized cost to be amortized.

The capitalized costs included in the full cost pool are subject to a “ceiling test”, which limits such costs to the aggregate of the estimated present value, using an estimated discount rate, of the future net revenues from proved reserves, based on current economic and operating conditions and the estimated value of unproven properties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

  Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Purchase of Shares by Chris Cooper

Chris Cooper, our president, secretary, treasurer and director acquired 2,000,000 shares of our common stock at a price of $0.001 per share. Mr. Cooper paid a total purchase price of $2,000 for these shares on May 26, 2004.

Advances by Chris Cooper

Since inception, Chris Cooper, our sole executive officer and director has advanced us funds for general working capital. The advances were unsecured, did not bear interest and had no repayment terms. During the year ended April 30, 2006, Mr. Cooper was reimbursed his advances totalling $456 from the proceeds of the financing.

Management Fees

Mr. Cooper, our sole executive officer, has provided his executive services to us since inception. During the year ended April 30, 2004, Mr. Cooper was required to spend an extended period of time on our initial organization and charged us $1,500 in management fees. Although Mr. Cooper continues to provide his services at no charge, there are no assurances that his services will be provided at no charge in the future. There is no agreement or contract for management services between Mr. Cooper and us.

Other than as described above, Mr. Cooper has not entered into any agreements with us in which he is to receive from us or provide to us anything of value.

Transactions with Our Promoters

Mr. Cooper is our sole promoter. Our transactions with Mr. Cooper are summarized above.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate seeking sponsorship for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had 41 registered shareholders.

Rule 144 Shares

A total of 2,000,000 shares of our common stock are available for resale to the public in accordance with the requirements of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.       1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal approximately 31,000 shares as of the date of this prospectus; or

2.       the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, Mr. Chris Cooper, our sole executive officer and director, owns all 2,000,000 of the shares that are eligible for Rule 144 sales. As an affiliate, Mr. Cooper will be subject to the volume limitations discussed above and must complete any sales pursuant to Rule 144 in accordance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Options, Warrants and Other Convertible Securities

We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into shares of our common stock.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.       We would not be able to pay our debts as they become due in the usual course of business; or

2.       Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information as to chief executive officer, Mr. Chris Cooper for the three years ended April 30, 2006, 2005 and 2004. We do not have any other executive officers.

No other compensation was paid to Mr. Cooper other than the cash and stock option compensation set forth below.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compen- sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Underlying Options/SARS (#)	LTIP payouts ($)
Chris R. Cooper, President	2006 2005 2004	Nil Nil Nil	Nil Nil Nil	Nil Nil $1,500	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Employment Agreements

We presently do not have any employment agreements or other compensation arrangements with Mr. Cooper. Generally, Mr. Cooper provides his services on a part-time basis without compensation.

Compensation of Directors

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Stock Option Grants

We did not grant any stock options to any of our directors and officers during our most recent fiscal year ended April 30, 2006. We have not granted any stock options to any of our directors and officers since the end of our most recent fiscal year on April 30, 2006.

Exercises of Stock Options and Year-End Option Values

None of our directors or officers exercised any stock options (i) during our most recent fiscal year ended April 30, 2006, or (ii) since the end of our most recent fiscal year on April 30, 2006.

Outstanding Stock Options

None of our directors or officers hold any options to purchase any shares of our common stock.

FINANCIAL STATEMENTS

The following financial statements of Explortex listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

  Report of Independent Registered Public Accounting Firm

  Balance Sheet at April 30, 2006.

  Statement of Stockholders’ Equity from March 25, 2004 (inception) to April 30, 2006.

  Statements of Operations for the years ended April 30, 2006 and 2005, and for the period from March 25, 2004 (inception) to April 30, 2006.

  Statements of Cash Flows for the years ended April 30, 2006 and 2005, and for the period from March 25, 2004 (inception) to April 30, 2006.

  Notes to the Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Explortex Energy Inc.
Vancouver, BC
CANADA

We have audited the accompanying balance sheet of Explortex Energy Inc. ("the Company") (an exploration stage company) as of April 30, 2006, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended April 30, 2006 and 2005, and for the period from March 25, 2004 (date of inception) to April 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Explortex Energy Inc. (an exploration stage company) as of April 30, 2006, and the results of its operations and its cash flows for the years ended April 30, 2006 and 2005, and for the period from March 25, 2004 (date of inception) to April 30, 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not realized any revenue from operations since inception and has an accumulated deficit at April 30, 2006. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON SULLIVAN PLLC

June 6, 2006
Seattle, Washington

EXPLORTEX ENERGY INC.
(An exploration stage enterprise)
Balance Sheet

(Expressed in U.S. Dollars)

April 30,
2006
ASSETS
Current assets
Cash and cash equivalents	$70,861
Oil and gas property (Note 3)	-
Total assets	$70,861

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$1,350
STOCKHOLDERS’ EQUITY
Share capital
Common stock, $0.001 par value, 75,000,000 shares authorized, 3,000,000 issued
and outstanding	3,000
Additional paid-in capital	74,000
Deficit accumulated during the exploration stage	(7,489)
Total stockholders’ equity	69,511
Total liabilities and stockholders’ equity	$70,861

The accompanying notes are an integral part of these financial statements.

EXPLORTEX ENERGY INC.
(An exploration stage enterprise)
For the period from inception (March 25, 2004) to April 30, 2006
Statements of Stockholders’ Equity

(Expressed in U.S. Dollars)

				Deficit
				accumulated
			Additional	during	Total
	Common Stock		paid-in	exploration	Stockholders’
	Shares	Amount	capital	stage	equity

Balance, March 25, 2004 (inception)	-	$-	$-	$-	$-

Net loss for the period	-	-	-	(2,000)	(2,000)

Balance, April 30, 2004	-	-	-	(2,000)	(2,000)

Stock issued at $0.001 per share in May
2004	2,000,000	2,000	-	-	2,000

Net loss for the period	-	-	-	(269)	(269)

Balance, April 30, 2005	2,000,000	2,000	-	(2,269)	(269)

Stock issued at $0.075 per share in	500,000	500	37,000	-	37,500
January 2006

Stock issued at $0.075 per share in	500,000	500	37,000	-	37,500
April 2006

Net loss for the period	-	-	-	(5,220)	(5,220)

Balance, April 30, 2006	3,000,000	$3,000	$74,000	$(7,489)	$(69,511)

The accompanying notes are an integral part of these financial statements

EXPLORTEX ENERGY INC.
(An exploration stage enterprise)
Statements of Operations

(Expressed in U.S. Dollars)

	Cumulative
	March 25, 2004	Year	Year
	(inception) to	Ended	Ended
	April 30,	April 30,	April 30,
	2006	2006	2005

General and administrative expenses
Bank charges	$151	$87	$64
Management fees	1,500	-	-
Professional fees	4,671	4,671	-
Filing fees	1,167	462	205

Net loss for the period	$(7,489)	$(5,220)	$(269)

Basic and diluted loss per share
Net loss per share		$(0.00)	$(0.00)

Weighted average number of
common shares outstanding		2,134,247	1,868,493

The accompanying notes are an integral part of these financial statements.

EXPLORTEX ENERGY INC.
(An exploration stage enterprise)
Statements of Cash Flows

(Expressed in U.S. Dollars)

	Cumulative
	March 25, 2004	Year	Year
	(inception) to	Ended	Ended
	April 30,	April 30,	April 30,
	2006	2006	2005

Cash flows from (used in) operating activities
Net loss for the period	$(7,489)	$(5,220)	$(269)
Changes in non-cash working capital items:
- accounts payable and accrued expenses	1,350	1,350	-

Net cash used in operating activities	(6,139)	(3,870)	(269)

Cash flows from financing activities
Proceeds from issuance of common stock	77,000	75,000	2,000
Due to a related party	-	(456)	(1,544)

Net cash from financing activities	77,000	74,544	456

Increase in cash and cash equivalents	70,861	70,674	187

Cash and cash equivalents, beginning of period	-	187	-

Cash and cash equivalents, end of period	$70,861	$70,861	$187

Supplemental cash flow information:
Interest expenses paid	$-	$-	$-
Income taxes paid	-	-	-

The accompanying notes are an integral part of these financial statements.

EXPLORTEX ENERGY INC.
(An exploration stage enterprise)
Notes to Financial Statements
April 30, 2006
(Expressed in U.S. Dollars)

1.	Basis of Presentation

	a)	Organization

Explortex Energy Inc. (the “Company”) was formed on March 25, 2004 under the laws of the State of Nevada. On November 9, 2005, the Company changed its name from Anacot Technologies to Explortex Energy Inc.

The Company is in the business of exploring for oil and gas. The Company has not yet determined whether its properties contain resources that may be economically recoverable. The Company therefore has not reached the development stage and is considered to be an exploration stage company.

The recoverability of resource property costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying properties, the ability of the Company to obtain necessary financing to complete the exploration and upon future profitable production.

	b)	Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has not generated any revenue and requires additional funds to maintain its operations. Management’s plans in this regard is to participate in a one percent interest in the Malcolm-Star well to ascertain whether the well posses commercial quantities of natural gas. Management must raise additional capital to drill additional wells and for general working capital.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

The Company has not generated any material operating revenues to date.

2.	Significant Accounting Policies

	a)	Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at April 30, 2006 and 2005, cash and cash equivalents consist of cash only.

	b)	Accounting Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

EXPLORTEX ENERGY INC.
(An exploration stage enterprise)
Notes to Financial Statements
April 30, 2006
(Expressed in U.S. Dollars)

c)	Concentration of Credit Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As of April 30, 2006 the Company had no balance in a bank beyond insured limits.

d)	Oil and Gas Properties

The Company utilizes the full-cost method of accounting for petroleum and natural gas properties. Under this method, the Company capitalizes all costs associated with acquisition, exploration and development of oil and natural gas reserves, including leasehold acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells into the full cost pool on a country by country basis. As of April 30, 2006, the Company had no properties with proven or unproven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves proved and estimated abandonment costs, net of salvage, will be depleted on the units-of- production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such determination is made the Company assesses annually whether impairment has occurred, and includes in the amortization base drilling exploratory dry holes associated with unproved properties.

The Company applies a ceiling test to the capitalized cost in the full cost pool. The ceiling test limits such cost to the estimated present value, using a ten percent discount rate, of the future net revenue from proved reserves, based on current economic and operating conditions. Specifically, the Company computes the ceiling test so that capitalized cost, less accumulated depletion and related deferred income tax, do not exceed an amount (the ceiling) equal to the sum of: (A) The present value of estimated future net revenue computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current cost) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus (B) the cost of property not being amortized; plus (C) the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less (D) income tax effects related to differences between the book and tax basis of the property.

For unproven properties, the Company excludes from capitalized costs subject to depletion, all costs directly associated with the acquisition and evaluation of the unproved property until it is determined whether or not proved reserves can be assigned to the property. Until such a determination is made, the Company assesses the property at least annually to ascertain whether impairment has occurred. In assessing impairment the Company considers factors such as historical experience and other data such as primary lease terms of the property, average holding periods of unproved property, and geographic and geologic data. The Company adds the amount of impairment assessed to the cost to be amortized subject to the ceiling test. As of April 30, 2006, the Company’s had no oil and gas properties.

EXPLORTEX ENERGY INC.
(An exploration stage enterprise)
Notes to Financial Statements
April 30, 2006
(Expressed in U.S. Dollars)

e)	Asset Retirement Obligations

The Company recognizes a liability for future retirement obligations associated with the Company’s oil and gas properties. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability accretes until the Company settles the obligation.

f)	Foreign Currency Transactions

The Company maintains its accounting records in U.S. Dollars, as follows:

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations and have not been material to date.

g)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents and accounts payable and accrued expenses. The carrying amounts of these financial instruments approximate fair value due to the short-term nature of these items. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

h)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards (SFAS”) No. 109, “Accounting for Income Taxes”, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

i)	Comprehensive Income

The Company adopted SFAS No. 130, “Reporting Comprehensive Income” requires such things as the inclusion of foreign currency translation adjustments be reported separately in its Statement of Stockholders’ Equity as part of other comprehensive income. The Company had no other comprehensive income for the years presented.

j)	Loss Per Share

Loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. The Company has adopted SFAS No. 128, “Earnings Per Share”. Diluted loss per share is equivalent to basic loss per share as there are no dilutive securities outstanding.

EXPLORTEX ENERGY INC.
(An exploration stage enterprise)
Notes to Financial Statements
April 30, 2006
(Expressed in U.S. Dollars)

k)	Stock-based Compensation

The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-based Compensation”, as amended by SFAS No. 148 “Accounting for Stock- based Compensation – Transition and Disclosure – An amendment of SFAS No. 123”. SFAS No. 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation. The Company accounts for stock-based compensation issued to employees and directors using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

The Company did not grant any stock options during the fiscal years 2006 and 2005, therefore, no reconciliation is provided of the effects on net loss in applying the fair value recognition provisions of SFAS No. 123.

l)	New Accounting Pronouncements

SFAS No. 151, "Inventory Costs" is effective for fiscal years beginning after June 15, 2005. This statement amends the guidance in APB No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The adoption of SFAS 151 is expected to have no impact on the Company's financial statements.

SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions" is effective for fiscal years beginning after June 15, 2005. This Statement amends SFAS No. 66, "Accounting for Sales of Real Estate" to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions". The adoption of SFAS 152 is expected to have no impact on the Company's financial statements.

SFAS No. 123(R), "Share-Based Payment," replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." This statement requires that the compensation cost relating to share- based payment transactions be recognized at fair value in the financial statements. The Company is required to apply this statement in the first annual period that begins after December 15, 2005. The adoption of SFAS No. 123(R) is expected to have no impact on the Company’s financial statements.

SFAS No. 153, "Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29" is effective for fiscal years beginning after June 15, 2005. This Statement addresses the measurement of exchange of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions" and replaces it with an exception for exchanges that do not have commercial substance. The adoption of SFAS 153 is expected to have no impact on the Company's financial statements.

The Emerging Issues Task Force ("EITF") reached consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which provides guidance on determining when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The FASB issued FSP EITF 03-1-1, "Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1," "The Meaning of Other-Than-Temporary Impairment and Its

EXPLORTEX ENERGY INC.
(An exploration stage enterprise)
Notes to Financial Statements
April 30, 2006
(Expressed in U.S. Dollars)

Application to Certain Investments," which delays the effective date for the measurement and recognition criteria contained in EITF 03-1 until final application guidance is issued. The adoption of this consensus or FSP is expected to have no impact on the Company's financial statements.

Financial Accounting Standards Board Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), was issued in March 2005. FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. Asset retirement obligations covered by FIN 47 are those for which an entity has a legal obligation to perform an asset retirement activity, even if the timing and method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 is expected to have no impact on the Company's financials statements.

SFAS No. 154, "Accounting Changes and Error Corrections," a replacement of APB No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition via a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, this statement does not change the transition provisions of any existing accounting pronouncements. The adoption of SFAS No. 154 is expected to have no impact on the Company's financial statements.

In September 2005, the EITF reached consensus on Issue No. 05-08, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature." EITF 05-08 is effective for financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. The adoption of EITF 05-08 is expected to have no impact on the Company's financial statements.

In September 2005, the EITF reached consensus on Issue No. 05-02, "The Meaning of 'Conventional Convertible Debt Instrument' in EITF Issue No. 00-19, 'Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.'" EITF 05-02 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. The adoption of EITF 05-02 is expected to have no impact on the Company's financial statements.

In September 2005, the EITF reached consensus on Issue No. 05-07, "Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues." EITF 05-07 is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. The adoption of EITF 05-07 is expected to have no impact on the Company's financial instruments.

EXPLORTEX ENERGY INC.
(An exploration stage enterprise)
Notes to Financial Statements
April 30, 2006
(Expressed in U.S. Dollars)

3.	Oil and Gas Property

In December 2005, the Company entered into a participation agreement with PB Energy USA Ltd. (“PB”), for the right to participate up to a 25% working interest in twenty-four wells by paying 33% of the leasing, drilling, completing and pipeline costs. The wells will be located in the Barnett Shale area of North Texas. (See Note 7)

4.	Related Party Transactions

At April 30, 2006, $nil (2005 - $456) was due to the sole officer and director of the Company for expenses incurred on behalf of the Company. Amounts were payable under normal trade payable terms.

The Company’s sole officer and director acquired 2,000,000 shares of the Company’s common stock at a price of $0.001 per share for gross proceeds of $2,000 during the year ended April 30, 2005.

5.	Income Taxes

As at April 30, 2006, the Company has estimated tax losses carryforward for tax purposes of $7,500 which begin to expire in 2021. This amount may be applied against future federal taxable income. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The tax effects of temporary differences that give rise to the Company’s deferred tax asset are as follows:

	2006	2005
Loss carry forwards	$2,546	$771
Valuation allowance	(2,546)	(771)
	$-	$-

The change in the valuation allowance from 2004 to 2005 was an increase of $91. The change in the valuation allowance for 2005 and 2006 was an increase of $1,775.

6.	Comparative Amounts

Certain of the comparative amounts have been reclassified to conform to the current year’s presentation.

7.	Subsequent Events

On May 18, 2006, the Company closed an equity financing and issued 100,000 shares of common stock at a price per share of $0.075 for gross proceeds of $7,500.

In May 2006, the Company elected to participate in a 1% working interest in an exploration well in the Barnett Shale, which represented 1.33% of the estimated leasing, drilling, completing and pipeline costs. The Company advanced $35,532 to the operator of the well for its share of the costs.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the Registration Statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Registration Statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to stockholders. We will not deliver such reports to our stockholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC’s website at http://www.sec.gov.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, our articles of incorporation and our bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Our articles of incorporation do not limit the automatic director immunity from liability under the NRS.

Our articles of incorporation further provide that, to the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

(a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b) the payment of distributions in violation of NRS 78.300, as amended.

Our articles of incorporation further provide that:

1. we will indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

2. we will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1) such indemnification is expressly required to be made by law;

(2) the proceeding was authorized by our Board of Directors;

(3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Opinion of the Securities and Exchange Commission

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by Explortex in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee:

Securities and Exchange Commission registration fee	$2.52

Accounting fees and expenses	$6,500

Legal fees and expenses	$10,000

Transfer agent and registrar fees	$1,500

Fees and expenses for qualification under state securities laws	$0

Miscellaneous (including Edgar filing fees)	$1,997.48

Total	$20,000.00

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the selling shareholders to broker-dealers in connection with the sale of their shares.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We completed an offering of 2,000,000 shares of our common stock at a price of $0.001 per share to Mr. Chris Cooper, our sole officer and director, on May 26, 2004, for total proceeds of $2,000. We completed this offering pursuant to Section 4(2) of the Securities Act. Mr. Cooper, as our sole officer and director, was in possession of sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to Mr. Cooper. The 2,000,000 shares of common stock are restricted shares, as defined in the Securities Act, and have been endorsed with a legend confirming that the shares cannot be resold or transferred unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

We completed an offering of 500,000 shares of our common stock at a price of $0.075 per share to a total of five purchasers on January 24, 2006. The total proceeds from this offering were $37,500. We completed this offering pursuant to Rule 903(a) and (b)(3) of Regulation S of the Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 500,000 shares of our common stock at a price of $0.075 per share to a total of twenty-six purchasers on April 28, 2006. The total proceeds from this offering were $37,500. We completed this offering pursuant to Rule 903(a) and (b)(3) of Regulation S of the Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 100,000 shares of our common stock at a price of $0.075 per share to a total of nine purchasers on May 18, 2006. The total proceeds from this offering were $7,500. We completed this offering pursuant to Rule 903(a) and (b)(3) of Regulation S of the Act. Each sale of shares was completed as an “offshore transaction”, as defined in Rule 902(h) of Regulation S, on the basis that: (i) each investor was outside of the United States at the time the offer to purchase the shares was made; and (ii) at the time the subscription agreement for the shares was executed, the investor was outside of the United States or we had a reasonable belief that the investor was outside of the United States. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. Person. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends have been affixed to the stock certificate issued to each purchaser in accordance with Regulation S confirming that the shares cannot be resold or transferred other than pursuant to Regulation S, registration under the Securities Act or an exemption from the registration requirements of the Securities Act. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27. EXHIBITS.

Exhibit
Number	Description of Exhibit

3.1(1)	Articles of Incorporation

3.2(1)	By-Laws

3.3(1)	Certificate of Amendment, as filed with the Nevada Secretary of State

5.1(1)	Opinion of Lang Michener LLP, with consent to use, regarding the legality of the securities being registered

10.1(1)	Participation Agreement between Explortex Energy Inc. and PB Energy USA Ltd. dated December 1, 2005

10.2(1)	Participation Agreement between Explortex Energy Inc. and Star of Texas Energy Services, Inc. dated December 1, 2005

23.1(1)	Consent of Independent Auditors

23.3(1)	Consent of Counsel (Included in Exhibit 5.1)

24.1(2)	Power of Attorney (Included on the signature page of this registration statement)

(1)	Filed as an exhibit to this to this registration statement on Form SB-2.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)           To include any additional or changed material information with respect to the plan of distribution.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.           That, for the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)           Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on July 5, 2006.

EXPLORTEX RESOURCES INC.

By:	/S/ Chris Cooper

Chris Cooper
President, Chief Executive Officer and
Chief Financial Officer (Principal
Executive Officer and Principal
Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Chris Cooper, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	July 5, 2006
/S/ Chris Cooper
Chris Cooper